Exhibit 23.1

[Letterhead of Rotenberg & Co. LLP]

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

and Stockholders

HQ Sustainable Maritime Industries, Inc. and Subsidiaries

Seattle, WA

We consent to the use in this Registration Statement of HQ Sustainable Maritime Industries, Inc. and Subsidiaries on Amendment No. 2 to Form S-3 of our report dated March 19, 2007, for the consolidated financial position of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2006 and 2005 and the consolidated statements of operations and their consolidated cash flows for the years then ended, and our report dated March 16, 2005, for the period ended April 30, 2004 and the years ended December 31, 2004 and 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Rotenberg & Co. LLP

Rotenberg & Co. LLP

Rochester, New York

July 19, 2007